Registration No. 333-09165

As filed with the Securities and Exchange Commission on November 3, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8/A

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENESEE & WYOMING INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0984624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

66 Field Point Road, Greenwich, Connecticut 06830

(Address, including zip code,

of principal executive offices)

Employee Stock Purchase Plan

(Full title of the plan)

Allison M. Fergus, Esq.

66 Field Point Road

Greenwich, Connecticut 06830

(Name and address of agent for service)

(203) 629-3722

(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 is to file as Exhibit 4.1(a) the Restated Employee Stock Purchase Plan of Genesee & Wyoming Inc. (the “Company”), which reflects an amendment to the provisions of that Plan adopted on September 27, 2006. That amendment reduces from two years to one year the period of eligibility for employees of the Company.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

(c)	the Company’s Current Reports on Form 8-K and Form 8-K/A (excluding any information furnished under Items 2.02 and 7.01 thereof) filed with the Commission on:

•	March 17, 2006;
•	March 30, 2006;
•	April 4, 2006;
•	May 2, 2006;
•	June 2, 2006;
•	June 12, 2006;
•	July 10, 2006;
•	July 18, 2006;
•	August 1, 2006;
•	August 7, 2006;
•	August 9, 2006;
•	August 16, 2006;
•	August 30, 2006;
•	September 20, 2006;
•	October 31, 2006; and
•	November 2, 2006.

(d)	the description of the Registrant’s Common Stock, par value $.01 per share, contained in Item 9 of the Registrant’s Registration Statement on Form S-1, Amendment No. 3 (Registration No. 333-3972), filed with the Securities and Exchange Commission on June 18, 1996.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that: (i) a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, (iii) indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators and (iv) empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. This determination is to be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

Article Twelve of our certificate of incorporation provides that we shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all persons which we have the power to indemnify pursuant thereto. In addition, Article V, Section 1 of our By-Laws provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights that said law permitted us to provide prior to such amendment), against all expenses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Article V, Section 5 of our By-Laws provides that expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by us. We may, by action of our Board of Directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

Our directors and officers are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses incurred in connection with the defense of actions, suits or proceedings, and certain liabilities which might be incurred as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. We are also insured with respect to certain payments that we might be required to make to our directors or officers under applicable statutes and our certificate of incorporation.

Additionally, Article Thirteen of our certificate of incorporation limits the liability of our directors under certain circumstances. Article Thirteen provides that a director shall have no personal liability to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, however, that Article Thirteen does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1(a)	Restated Employee Stock Purchase Plan

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Ernst & Young

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that:

(A) Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(B) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3 , and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on November 3, 2006.

GENESEE & WYOMING INC.

/s/ MORTIMER B. FULLER, III
Mortimer B. Fuller, III
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Mortimer B. Fuller, III and John C. Hellmann such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Title	Signature

November 3, 2006	Chairman of the Board and Chief Executive Officer	/s/ MORTIMER B. FULLER, III Mortimer B. Fuller, III

November 3, 2006	President	/s/ JOHN C. HELLMANN John C. Hellmann

November 3, 2006	Chief Financial Officer	/s/ TIMOTHY J. GALLAGHER Timothy J. Gallagher

November 3, 2006	Chief Accounting Officer and Global Controller	/s/ CHRISTOPHER F. LIUCCI Christopher F. Liucci

November 3, 2006	Director	/s/ DAVID C. HURLEY David C. Hurley

November 3, 2006	Director	/s/ ROBERT M. MELZER Robert M. Melzer

November 3, 2006	Director	/s/ PHILIP J. RINGO Philip J. Ringo

November 3, 2006	Director	/s/ PETER O. SCANNELL Peter O. Scannell

November 3, 2006	Director	/s/ MARK A. SCUDDER Mark A. Scudder

November 3, 2006	Director	/s/ HON. M. DOUGLAS YOUNG, P.C. Hon. M. Douglas Young, P.C.

November 3, 2006	Director	/s/ ØIVIND LORENTZEN III Øivind Lorentzen III

EXHIBIT INDEX

Exhibit 4.1(a)	Restated Employee Stock Purchase Plan

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP

Exhibit 23.2	Consent of Ernst & Young